Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Lauren Lawder
Director of Marketing
Hamilton Bank 410-616-1996
llawder@hamilton-bank.com

Hamilton Bancorp, Inc. Reports Increase in Pre-Tax Earnings and Revenue Growth
 For the Fiscal Year Ended March 31, 2018

TOWSON, Md. (June 29, 2018)—Hamilton Bancorp, Inc. (the "Company") (NASDAQ: HBK), the parent company of Hamilton Bank (the "Bank"), today announced its operating results for the fiscal year and three-month period ended March 31, 2018, reflecting contributions from both organic and purchased loan growth and improving efficiencies. Financial highlights include the following:
Fiscal Year Highlights Ended March 31, 2018 vs. 2017
•	Pre-tax income improved to $2.0 million compared to a loss of $1.7 million for the 2017 fiscal year, an increase of $3.7 million year-over-year.
•
After-tax loss for fiscal 2018 is $6.0 million, or $1.90 per common share, compared to a loss of $929 thousand, or $0.29 per common share, for fiscal 2017. The loss in fiscal 2018 is due to the establishment of a $5.8 million valuation allowance on the Company's net deferred tax assets and a $2.3 million tax adjustment to the Company's net deferred tax assets as the result of the revaluation needed due to the Tax Cuts and Job Act ("Tax Act") tax reform passed by the federal government in December 2017.

•
Net interest income increased to $14.5 million, up $602 thousand, or 4.3 percent, from $13.9 million. This improvement was driven by a $1.3 million, or 7.9 percent, increase in interest revenue, partially offset by a $716 thousand increase in interest expense.

•	Net interest margin remained relatively unchanged at 3.05 percent for fiscal 2018 compared to 3.04 percent for fiscal 2017.
•
Efficiency ratio (as defined in the attached table) improved from 88.6 percent to 78.3 percent due to efficiencies of scale and higher revenues, income relating to bank-owned life insurance (BOLI), and the effects of certain costs related to the acquisition of Fraternity Community Bancorp, Inc. (Fraternity) during the prior year period.

•	In the fourth quarter of fiscal 2018, realized $835 thousand in non-interest revenue pertaining to death benefits received under our Bank Owned Life Insurance (BOLI) insurance policies.
•
Cash management fees increased by 49 percent during fiscal 2018 from $84 thousand to $125 thousand. At the same time our merchant card services income also grew 31 percent to $33 thousand. This reflects our continued focus on commercial business.

•	Total assets grew $11.0 million to $525.5 million, increasing from $514.5 million at March 31, 2017.

•	Gross loans grew $50.2 million, or 14.8 percent, to $389.2 million from $339.0 million at March 31, 2017. The growth in loans is attributable to both organic growth and loan purchases.
•
The allowance for loan losses as a percentage of nonperforming loans declined from 94.5 percent at March 31, 2017 to 39.4 percent due to one commercial real estate loan being placed on nonaccrual during the year. Based upon an updated appraisal and market value of the underlying collateral, there is no impairment currently associated with this loan.

•	Net charge-offs declined 67.3 percent, or almost $2.0 million, from $2.9 million a year ago to $948 thousand in fiscal 2018.
•
Total deposits decreased $7.7 million from $412.9 million at March 31, 2017 to $405.1 million, while borrowings increased $24.5 million from $36.1 million to $60.7 million over the same period. Core deposits (consisting of all deposits except certificates of deposits) declined $6.7 million to $157.7 million. The decline in deposits is largely due to runoff from our money market promotion that began in December 2016, as well as an increasingly competitive market due to rising interest rates. Core deposits represent 38.9 percent of total deposits at March 31, 2018 compared to 39.8 percent a year ago.

Quarterly Highlights – Quarter Ended March 31, 2018 vs. March 31, 2017
•	Pre-tax income improved to $463 thousand compared to a pre-tax loss of $1.7 million for the quarter ending March 31, 2017, an increase of $2.1 million quarter-over-quarter.
•
After-tax loss for quarter ended March 31, 2018 is $4.9 million compared to a loss of $976 thousand for the same quarter a year ago. The loss in the fiscal 2018 quarter is due to the establishment of a $5.8 million valuation allowance on the Company's net deferred tax assets.

•
Net interest income remained relatively unchanged at $3.6 million for each of the comparative periods. Interest revenue increased $341 thousand to $4.7 million, while interest expense increased $322 thousand to $1.0 million.

•
Efficiency ratio (as defined in the attached table) improved from 82.2 percent to 69.4 percent due to $835 thousand in non-interest revenue realized because of death benefits received under our BOLI insurance policies.

•	Gross loans grew to $389.2 million during the quarter, up $1.4 million, compared to $387.8 million at December 31, 2017. Growth in loans was attributable to organic growth and loan purchases.
•	Net charge-offs for the quarter ended March 31, 2018 were $738 thousand compared to $2.2 million in the same quarter a year ago.
•
Provision for loans losses declined $1.4 million, or 59.7 percent, to $950 thousand compared to $2.4 million in provision for loan losses for the quarter ended March 31, 2017. The lower provision for the current quarter is due to fewer charge-offs.

•
Deposits during the quarter ended March 31, 2018 increased $12.5 million to $405.1 million, while borrowings decreased $2.1 million. The growth in deposits was comprised of a $10.4 million increase in core deposits.

"Due to the establishment of a valuation allowance on our net deferred tax assets, an after-tax loss resulted for the fourth quarter and year-end. However, our fourth quarter results demonstrate progress in all areas including income from operations, loan growth, and strong core deposit growth," said Robert DeAlmeida President and CEO.  "Despite aggressive competition in the marketplace, we are seeing strong results from our commercial team with steady growth in commercial core deposits and cash management income."

Balance Sheet

Total assets increased $11.0 million during the fiscal year to $525.5 million at March 31, 2018, compared to $514.5 million at March 31, 2017. The Bank continued to see growth within the loan portfolio over this period, offset by declines in cash and cash equivalents, investments, and deposits.
Cash and cash equivalents at March 31, 2018 is $23.4 million compared to $29.4 million at March 31, 2017. The decline is a result of cash that was redeployed to fund growth in higher returning loans during the year. In the last quarter of fiscal 2018, we were able to replenish and increase our cash position by $13.3 million through an increase in our core deposit base.
Investments declined $27.0 million from $102.4 million at March 31, 2017 to $75.4 million at March 31, 2018. The decline in investments is a result of $15.1 million in normal principal payments associated with the mortgage-backed security portfolio, as well as the sale of $11.6 million in securities. The sale of securities resulted in an overall loss of $2 thousand for fiscal 2018. The cash inflow from the investment activity described, along with increased borrowings, was used to fund organic loan growth and purchase various pools of residential mortgage, commercial business, and consumer loans throughout the year; thereby converting lower interest-earning investments into higher interest-earning loans.
Total gross loans grew $50.2 million, or 14.8 percent, to $389.2 million at March 31, 2018 from $339.0 million at March 31, 2017. This growth was largely due to organic loan growth and the purchase of several loan pools throughout the year. The pools consisted of residential mortgage, commercial business, and consumer loans that totaled approximately $54.0 million in the aggregate.  Several purchases of loan pools have contributed to replacing run-off and contributing to the overall growth in our residential mortgage portfolio. At the same-time we have had strong organic growth within our commercial real estate and construction loan portfolios. The largest growth within our loan portfolio has been in consumer and commercial business loans. Consumer loans increased $16.4 million to $19.6 million at March 31, 2018 from $3.2 million at March 31, 2017, while commercial business loans increased $18.6 million, or 86.4 percent, to $40.1 million from $21.5 million over the same period.
Total deposits (excluding premiums on acquired deposits) decreased $7.3 million during fiscal 2018 to $404.7 million compared to $412.0 million at March 31, 2017. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and maintaining maturing certificates of deposit to support continued loan growth. Core deposits at March 31, 2018 were $157.7 million compared to $164.4 million at March 31, 2017, a decrease of $6.7 million, or 4.0 percent. Core deposits represent 38.9 percent of total deposits at March 31, 2018 compared to 39.9 percent of deposits at March 31, 2017. The Bank is currently running deposit promotions to attract new customers in a competitive deposit market.
Borrowings in fiscal 2018 increased $24.5 million to $60.7 million compared to $36.1 million at March 31, 2017. The increase was primarily due to the use of borrowings to help fund loan growth during the year through the utilization of Federal Home Loan Bank advances.

Credit Quality
Asset quality continues to remain a core management objective. Net charge-offs to average loans was 0.26 percent for the fiscal year ended March 31, 2018, compared to 0.92 percent for fiscal 2017. The Company, during fiscal 2018, experienced net charge-offs totaling $948 thousand compared to $2.4 million in the prior year. Non-performing loans increased $4.8 million year-over-year to $7.2 million at March 31, 2018 from $2.3 million at March 31, 2017. The increase in non-performing loans is primarily due to one commercial real estate relationship with a book value of $3.2 million that was placed on nonaccrual in the second quarter and a group of residential investor loans totaling $600 thousand that were placed on nonaccrual at the end of the third quarter. Approximately $262 thousand has been charged-off in relation to the residential investor loans, while there was no impairment associated with the commercial real estate loan based upon the most recent collateral value of the property. In addition, there is approximately $1.2 million in loans that are 90 days past due and accruing and classified as non-performing loans. These loans continue to pay and we are recognizing the income, however, they have reached their maturity and are in the process of being extended or renewed. Our credit department is diligently working to obtain the necessary information from the borrower that is needed to do so. As a result, the percentage of nonperforming loans to gross loans increased from 0.69 percent at March 31, 2017 to 1.84 percent at March 31, 2018 and the allowance for loan losses as a percentage of nonperforming loans declined from 94.5 percent to 39.4 percent, respectively.

Income Statement
Net loss for the fiscal year ended March 31, 2018 was $6.0 million, or $1.90 per common share, compared to net loss of $929 thousand, or $0.29 per common share for fiscal 2017. The loss in fiscal 2018 was a result of the increase in tax expense relating to two separate events. The first event dealt with the passage of the Tax Cuts and Job Act (the "Tax Act") that the was signed into law on December 22, 2017. The Tax Act amends the Internal Revenue Code to reduce income tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Tax Act reduced the federal corporate income tax rate from a maximum 35 percent to a flat 21 percent tax rate. As a result, our net deferred tax assets of $7.5 million at that time, which were based upon a 34 percent corporate tax rate, had to be re-evaluated to reflect the new tax rate of 21 percent. This non-cash adjustment was $2.3 million and is recorded through income tax expense.
The second event occurred during our fourth quarter and included the establishment of a full valuation allowance on the remaining portion of our net deferred tax assets of $5.8 million. In accordance with Accounting Standards Codification (ASC) 740, Accounting for Income Taxes, the Company assessed whether the deferred tax assets are more likely than not to be realized based on an evaluative process that considers all available positive and negative evidence. The positive evidence that was most heavily relied upon, but the most subjective, was future taxable income exclusive of reversing temporary differences and carryforwards. The Company is in a three-year cumulative loss position which creates negative evidence and because this evidence is considered significant, management concluded that there was more negative evidence than positive evidence and therefore, it is more likely than not that the Company will be unable to generate sufficient taxable income in the foreseeable future to fully utilize the net deferred tax assets. If, in the future, the Company generates taxable income on a sustained basis sufficient to support the deferred tax assets, the need for a deferred tax valuation allowance could change, resulting in the reversal of all or a portion of the deferred tax asset valuation at that time. The establishment of a valuation allowance on our deferred tax assets for financial reporting purposes does not affect how the net operating loss carryforwards may be utilized on our subsequent income tax returns.
Pre-tax income for fiscal 2018, however, was $2.0 million compared to a loss of $1.7 million for fiscal 2017; a period-over-period increase of $3.7 million. This increase in pre-tax income was driven by an increase in interest income associated with growth in loans, a reduction in our provision for loan losses, increased noninterest revenue and lower operating expenses, partially offset by an increase in interest expense.
Net interest income for the year ended March 31, 2018 was $14.5 million, up $602 thousand compared to the year ended March 31, 2017, reflecting the continued growth in our loan portfolio from loan purchases and organic growth. The increase in net interest income reflected a $1.3 million, or 7.9 percent, increase in interest revenue as average loans grew 15.2 percent, or $47.9 million and average cash and cash equivalents declined $29.3. Over the fiscal year, we were able to move lower interest earning assets, specifically cash and cash equivalents, into higher interest-earning loans. Partially offsetting the increase in interest revenue was an increase in interest expense of $716 thousand, or 24.9 percent. Average interest-bearing liabilities increased by $11.7 million over this same period. The increase in average interest-bearing liabilities was due to a $22.4 million increase in higher costing average borrowings, partially offset by a $10.7 million decrease in lower costing average deposits. The increase in average borrowings was used to help fund the growth in the loan portfolio. Interest expense associated with deposits increased $237 thousand year-over-year despite a decrease in interest-bearing deposits due to rising interest rates and the re-pricing of the deposit portfolio. The net interest margin for fiscal 2018 remained relatively unchanged, increasing 1 basis point to 3.05 percent compared to 3.04 percent for fiscal 2017.
Non-interest revenue for the fiscal year ended March 31, 2018 was $2.0 million compared to $1.1 million for the fiscal year ended March 31, 2017. Non-interest revenue is higher compared to a year ago due to $835 thousand in revenue received during the fourth quarter related to proceeds from the pay-out of death benefits under our BOLI policies. The pay-out was related to the sudden and unexpected passing of an employee. In addition, we sold and relocated our Pigtown branch located in Baltimore City. We recognized a gain of $213 thousand on the sale of that branch, net of the disposal of various furniture and equipment associated with it. The Pigtown branch, along with our Ellicott City branch, were both relocated during the year within the same respective communities, but to a smaller, more efficient space that will provide operational cost savings. Partially offsetting the gain on Pigtown, was a loss of $115 thousand pertaining to the write-down or disposal of leasehold improvements associated with our legacy or former Cockeysville branch. During the 2018 fiscal year, a loss of $2 thousand was recognized on the sale of securities compared to a gain of $23 thousand a year ago. In addition, service charges increased $39 thousand, or 9.4 percent, year-over-year to $460 thousand, while other noninterest revenue of $123 thousand increased $16 thousand, or 14.6 percent, compared to a year ago. Other noninterest revenue includes the collection of certain loan fees, merchant card services and other smaller items. We continue to review and evaluate our retail fee structure.

Non-interest expense for fiscal 2018 was $12.9 million, down $326 thousand from $13.2 million in fiscal 2017 due in part to the $714 thousand in merger related and branch consolidation expenses associated with our acquisition of Fraternity in the prior year. When excluding this cost from the prior year, our operating expenses have increased due to costs associated with growing the loan portfolio and addressing other administrative matters, such as our charter conversion and branch relocations Despite these increases, we have been able to manage a growing loan portfolio from an operational cost basis and continue to increase our interest revenue. Our efficiency ratio has improved significantly from 88.6 percent for fiscal 2017 to 78.3 percent for fiscal 2018. This improvement is in large part due to the income realized in the current year with respect to the BOLI proceeds, along with the elimination of merger expenses incurred in the prior year.
From an operational standpoint, salary and benefit expenses for fiscal 2018 increased $512 thousand compared to fiscal 2017 because of strategic new hires focused on branch efficiency and new products, normal salary increases, bonuses that were not awarded in the prior year and the increased cost of health insurance. The Company also recognized higher legal expenses over this same period due to costs associated with certain loan purchases, a branch sale and relocation expenses, and other administrative matters, including our charter conversion. Foreclosed real estate expense increased $37 thousand in large part due to a $32 thousand write-down of one of our foreclosed real estate properties and deposit insurance premiums increased slightly because of the growth in overall assets. These increases were partially offset by decreases in other expenses largely composed of advertising, data processing expense, and professional services. The decline in professional services is the result of the expiration relating to one of two non-compete agreements entered with executives associated with the Fraternity acquisition. Management remains committed to reducing operational expenses and achieving higher efficiencies.
For the fourth quarter of fiscal 2018, the Company reported a net loss of $4.9 million, or $1.54 per common share compared to a loss of $976 thousand, or $0.31 per common share for the same quarter a year ago. The net loss is attributable to the establishment of a $5.8 million valuation allowance against the Company's net deferred tax assets during the fourth quarter of fiscal 2018. As discussed earlier, the valuation allowance determination was based upon an evaluative process and the fact that the Company has been in a cumulative loss position for three consecutive years.
Pre-tax income, however, improved $2.1 million to pre-tax income of $463 thousand for the quarter ended March 31, 2018 compared to a pre-tax loss of $1.7 million for the quarter ended March 31, 2017. The improvement in pre-tax income quarter-over-quarter is due to a $1.4 million reduction in loan loss provision from $2.3 million for the quarter ended March 31, 2017 to $950 thousand for the quarter ended March 31, 2018. In addition, the Company realized $835 thousand in noninterest revenue in the fourth quarter of fiscal 2018 associated with death benefits paid-out on our BOLI policies due to the recent and unexpected passing of an employee.  Net interest income over the comparable periods remained relatively the same at $3.6 million. Average interest-earning assets increased $26.1 million, partially offset by a $19.0 million increase in interest-bearing liabilities. The net interest margin decreased 16 basis points from 3.17 percent for the quarter ended March 31, 2017 to 3.01 percent for the quarter ended March 31, 2018 as the average yield on interest-bearing liabilities increased faster than rates on interest-earning assets. Operating expenses for the comparable quarters also remained relatively unchanged increasing from $3.1 million in the fourth quarter of fiscal 2017 to $3.2 million in the fourth quarter of fiscal 2018.

Capital
Shareholders' equity at March 31, 2018 is $54.1 million compared to $59.8 million at March 31, 2017, a decrease of $5.7 million. The decrease is attributable to the net loss realized during fiscal year 2018. Also contributing to the decline in shareholder equity was the increase in unrealized losses associated with the investment portfolio, partially offset by the increase in additional paid in capital relating to equity awards. Average shareholders' equity to average assets was 11.3 percent for fiscal 2018. This is down slightly from 11.8 percent a year ago due to an increase in average assets associated with growth within the loan portfolio from both organic loans and loan purchases.  All the Bank's regulatory capital ratios continue to exceed levels required to be categorized as "well capitalized." Outstanding shares at March 31, 2018 were 3,407,613 compared to 3,411,075 at March 31, 2017.

Further Information
Management believes that non-GAAP financial measures, including tangible book value, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Please direct all media inquiries to Lauren Lawder at 410-616-1996 or by email at llawder@hamilton-bank.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.
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About Hamilton Bank
Founded in 1915, Hamilton Bank is a community bank with $530.9 million in assets and $59.5 million in regulatory capital. The bank has 72 full-time equivalent employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.
Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended March 31,		Fiscal year ended March 31,
Statement of Operation Data:	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Interest revenue	$4,691	$4,350	$18,080	$16,762
Interest expense	1,040	718	3,587	2,871
Net interest income	3,651	3,632	14,493	13,891
Provision for loan losses	950	2,355	1,575	3,395
Net interest income after provision for loan loss	2,701	1,277	12,918	10,496
Noninterest revenue	973	214	1,996	1,054
Noninterest expenses	3,211	3,160	12,911	13,237
Income (loss) before income taxes	463	(1,669)	2,003	(1,687)
Income tax (benefit) expense	(5,388)	(693)	8,052	(758)
Net income (loss)	$(4,925)	$(976)	$(6,049)	$(929)

Per Share Data and Shares Outstanding:
Net income (loss) per common share, basic and diluted	$(1.54)	$(0.31)	$(1.90)	$(0.29)
Book value per common share at period end	$15.86	$17.53	$15.86	$17.53
Tangible book value per common share at period end (6)	$13.18	$14.80	$13.18	$14.80
Average common shares outstanding (1)	3,201,366	3,190,225	3,192,011	3,180,292
Shares outstanding at period end	3,407,613	3,411,075	3,407,613	3,411,075

Selected Performance Ratios:
Return on average assets	-3.75%	-0.78%	-1.17%	-0.19%
Return on average equity	-33.07%	-6.79%	-9.96%	-1.58%
Net interest margin (2)	3.01%	3.17%	3.05%	3.04%
Efficiency ratio (3)	69.44%	82.16%	78.30%	88.57%

Average assets	$525,537	$501,560	$517,308	$497,715
Average shareholders' equity	$59,578	$57,463	$60,745	$58,973

Financial Condition Data:	March 31, 2018	December 31, 2017	March 31, 2017
	(Unaudited)	(Unaudited)	(Audited)
Total assets	$525,533	$519,952	$514,530
Cash and cash equivalents	23,368	10,087	29,354
Investment securities, available for sale	75,404	79,385	102,429
Loans receivable - gross (excluding loans held for sale)	389,218	387,841	339,000
Allowance for loan losses	(2,822)	(2,610)	(2,195)
Bank-owned life insurance	17,456	18,623	18,253
Other assets	22,909	26,626	27,689
Total deposits	405,143	392,691	412,856
Borrowings	60,672	62,765	36,125
Other liabilities	5,642	5,091	5,758
Total shareholders' equity	54,076	59,405	59,791

Tangible shareholders equity (Non-GAAP) (6):
Total shareholders' equity	$54,076	$59,405	$59,791
Goodwill and other intangible assets, net	(9,177)	(9,208)	(9,303)
Tangible shareholders' equity	$44,899	$50,197	$50,488

Asset Quality Ratios:
Nonperforming loans to gross loans (4)	1.84%	1.71%	0.69%
Allowance for loan losses to gross loans	0.73%	0.67%	0.65%
Allowance for loan losses to nonperforming loans	39.36%	39.33%	94.49%
Nonperforming assets to total assets (5)	1.45%	1.36%	0.55%
Net charge-offs (annualized) to average loans	0.26%	0.08%	0.92%

Capital Ratios: (Bank Only)
Leverage ratio	7.64%	8.19%	8.28%
Common equity tier I risk-based capital ratio	10.61%	11.01%	12.13%
Tier I risk-based capital ratio	10.61%	11.01%	12.13%
Total risk-based capital ratio	11.39%	11.73%	12.81%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue, consisting of net interest income plus noninterest revenue.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.